ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090301

Filed in the office of	Document Number
Barbara K. Cegavske	20150024215-22
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/20/2015 12:04 PM
	Entity Number E0066412011-4

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

E-World USA Holding Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

The current amount of the total authorized capital stock of the Corporation is Two Hundred Million (200,000,000) shares of Common Stock, $0.001 par value per share.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

The number of authorized capital stock of the Corporation after the Ten (10) to One (1) reverse stock split will be Twenty Million (20,000,000) shares of Common Stock, $0.001 par value per share.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The number of issued and outstanding shares of capital stock of the Corporation after the Ten (10) to One (1) reverse stock split will be 16,852,167.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Pursuant to NRS 78.205(2)(b), the Corporation shall issue to holders of a fractional share such additional fractions of a share as is necessary to increase any such fractional shares to a full share, as applicable.

7. Effective date and time of filing: (optional) Date: ______ Time: ______

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X [signature]

Signature of Officer

President

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Split
Revised: 5-31-11

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